FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the last date on the signature block, to the distribution agreement dated October 24th, 2013 (the “Agreement”) and novated March 31st, 2020, is entered into by and between Trust for Professional Managers, on behalf of the Rockefeller Funds (the “Fund Company”), Rockefeller & Co., LLC (the “Advisor”) and Quasar Distributors, LLC (the “Distributor" and, together with the Fund Company and the Advisor, the “Parties”).

WHEREAS, the Fund Company desires to add funds to its series and intends to modify the name of existing series.

WHEREAS, Section 10.B of the Agreement allows for its amendment by a written instrument executed by the Parties.

NOW, THEREFORE, the Parties agree as follows:

The following funds are added to Amended Exhibit A:

Rockefeller Climate Solutions Fund (effective June 30, 2021)

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ John P. Buckel	By: /s/ Mark Fairbanks
Printed Name: John P. Buckel	Mark Fairbanks, Vice President
Title: President
Date: 7/6/21, 2021	Date: 7/6/21, 2021

ROCKEFELLER & CO., LLC

By: /s/ Timothy J. McCarthy
Printed Name: Timothy J. McCarthy
Title: General Counsel
Date: July 2, 2021

Exhibit A to the Distribution Agreement

Fund Names

Separate Series of Trust for Professional Managers

Name of Series
Rockefeller Equity Allocation Fund
Rockefeller Core Taxable Bond Fund
Rockefeller Intermediate Tax Exempt National Bond Fund
Rockefeller Intermediate Tax Exempt New York Bond Fund
Rockefeller Climate Solutions Fund (effective June 30, 2021)